Exhibit 99
                                            Press Release dated March 25, 1996


[Medtronic logo]                                             NEWS RELEASE

Medtronic, Inc.                                              Contact:
7000 Central Avenue N.E.
Minneapolis, Minnesota  55432-3576 InStent                   Medtronic
Telephone (612)574-4000            Warren Bielke,            Dale Beumer
                                   Sven Wehrwein             Investor Relations
                                   612/937-0322              612/574-3038

                                                             Dick Reid
                                                             Public Relations
                                                             612/574-3052

FOR IMMEDIATE RELEASE

         MEDTRONIC, INSTENT AGREE TO MERGE
AND OFFER BROADEST LINE OF STENTS TO WORLD MEDICAL MARKETS

     MINNEAPOLIS, MN, March 25, 1996 -- Medtronic, Inc. (NYSE:MDT), and InStent Inc. (NASDAQ:ININ), announced a merger agreement today under which Medtronic will acquire all shares of the Eden Prairie, MN, and Tel Aviv, Israel, developer of self-expanding and balloon-expandable stents used in medical procedures throughout the body.

     The agreement calls for a pooling of interests transaction under which Medtronic will exchange 0.3833 share of Medtronic stock for each of the 10 million InStent shares, plus options outstanding. The exchange is valued at approximately $200 million after taking into account cash that InStent brings to the transaction.

     According to William W. George, Medtronic president and chief executive officer, "InStent's broad line of self-expanding stents for use throughout the body, when combined with the Medtronic Wiktor(R) balloon expandable coronary stent, gives Medtronic the broadest line of stents in the industry.

     "Stenting therapies, used from the peripheral arteries to coronary and corotid arteries as well as in urological and biliary applications, have become the most rapidly growing area of the medical technology field. We believe the merger with InStent positions Medtronic to be a technology and market leader in this field, and significantly strengthens our vascular business."

     George said Medtronic was very pleased to add the research and development capabilities of InStent's Tel Aviv operation. He noted that scientists there would be teaming with Medtronic's research and development centers in Minneapolis; Kerkrade; the Netherlands; and San Diego, CA, to create the most advanced capabilities in stenting therapies used throughout the body.

     Warren Bielke, president and CEO of InStent, said, "Since inception, it has been our mission at InStent to provide a unique stenting technology for the thousands of miles of body tubes and vessels which may become obstructed due to aging, disease, and trauma. Our new partnership with Medtronic will not only accelerate the achievement of this goal, but put us into a worldwide leadership position in stenting."

     InStent develops and manufactures both types of stents in current use: selfexpandable stents and balloon-expandable stents. The company's nitinol stents are mounted on a proprietary catheter delivery system and released to a predetermined diameter to support a blood vessel or other passageway.

     Two InStent products, the EndoCoil(R) and EsophaCoil(R), used in the bile duct and esophagus, respectively, have been approved for commercial release by the U.S. Food and Drug Administration. FDA-supervised clinical evaluation of stents for coronary arteries is under way. Clinical evaluation of the unique InStent CarotidCoil(TM) stent, designed to resist compression after placement in the neck arteries to maintain blood flow to the brain, is expected to begin outside the United States later in 1996.

     George said the InStent organization will report to Art Collins, Medtronic chief operating officer, as does Medtronic Interventional Vascular, San Diego, CA, which offers the Medtronic Wiktor coronary stent in Europe and Japan.

     InStent reported about $2.4 million in revenue for 1995, an increase of about 211 percent over the previous year. The company employs 70 persons.

     The merger transaction is subject to customary conditions, including registration with the federal Securities and Exchange Commission, approval by the shareholders of InStent, and Hart-Scott-Rodino approvals. Principal shareholders of InStent, owning approximately 35 percent of InStent's stock outstanding, have agreed to vote for approval of the transaction.

     Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company, specializing in implantable and invasive therapies. Its Internet address is http://www.medtronic.com.